Exhibit 23.6

Consent of Ankura Consulting Group, LLC

Regarding this Amendment No. 1 to the Registration Statement on Form S-4 for DowDuPont Inc. (the “Registration Statement”), Ankura Consulting Group, LLC (“Ankura”), formerly known as Analysis, Research & Planning Corporation, hereby consents to the incorporation by reference in the Registration Statement and related joint proxy statement/prospectus of the use of Ankura’s name and the reference to Ankura’s reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ B. Thomas Florence B. Thomas Florence Senior Managing Director Ankura Consulting Group, LLC April 18, 2016